Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
APPLE HOSPITALITY REIT, INC., AS AMENDED

ARTICLE I
NAME

The name of the corporation (the "Corporation") is Apple Hospitality REIT, Inc.

ARTICLE II
PURPOSE

The Corporation is organized for the purpose of operating as a "real estate investment trust," as defined in the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), and to acquire, own, operate, manage, lease, finance, refinance, dispose of and otherwise deal with real property (and personal property incidental thereto), and shall have the power to conduct all lawful activities incidental or related thereto, and to engage in any lawful business.

ARTICLE III
AUTHORIZED SHARES

3.1           Number and Designation.  The number and designation of shares that the Corporation shall have authority to issue are as follows:

Class                                                      Number of Shares
Common                                                      800,000,000
Preferred                                                      430,480,000

The Common Shares and the Preferred Shares shall have no par value per share. The Preferred Shares may be issued from time to time in one or more series. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation (“Articles of Amendment”), may fix in whole or in part the preferences, limitations, and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the Preferred Shares prior to the issuance of any shares of that series.

3.2           Preemptive Rights.  No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of the Corporation of any class, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

3.3           Debt Securities.  The Board of Directors may, in its discretion, authorize and issue any notes, bonds, debentures or other obligations of the Corporation, including any obligations maturing more than one year after the date of issuance thereof, whether or not secured by assignment, pledge or mortgage of any property of the Corporation, on such terms and at such prices as the Board of Directors in its sole discretion determines.

ARTICLE IV
COMMON SHARES

4.1           Voting Rights.  The holders of the outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of preferred shares, or (ii) as may be required by law.

4.2           Distributions.  The Board of Directors shall have the authority to declare dividends from funds available for such purposes under the Virginia Stock Corporation Act and shall declare such dividends to the extent necessary to ensure the Corporation's qualification as a real estate investment trust under the Code.  Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE IVA
RECLASSIFICATION OF COMMON SHARES UPON LISTING

Immediately prior to, but subject to the effectiveness of, the initial listing of Common Shares on a national securities exchange (the “Listing”), all Common Shares issued and outstanding immediately prior to the date of the Listing (the “Listing Date”) shall be reclassified into a smaller number of such shares on the Listing Date in accordance with the following provisions of this Article IVA:

4.1A        Reclassification to Reduce Outstanding Common Shares.  Each Common Share issued and outstanding immediately prior to the Listing Date shall, on the Listing Date, automatically and without any action on the part of the holder thereof, be reclassified into one-half (½) of such Common Share. Such reclassified Common Shares shall have the same respective voting rights, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions set forth in these Articles of Incorporation immediately prior to the Listing Date with respect to Common Shares issued and outstanding immediately prior to the Listing Date. Such reclassified Common Shares shall be issued in fractions of one-thousandth of a share (rounded to integral multiples thereof). For the avoidance of doubt, the reclassification of Common Shares under this Section 4.1A shall not affect the total number of Common Shares the Corporation is authorized to issue under Section 3.1 of these Articles of Incorporation.

4.2A        Surrender of Certificates. From and after the Listing Date, a holder of Common Shares in certificated form that were issued and outstanding immediately prior to the Listing

Date shall not be entitled to receive distributions or to vote or to exercise any other rights as a shareholder until the holder’s certificate(s) representing such Common Shares are surrendered in exchange for one or more certificates representing the new number of Common Shares into which such Common Shares were reclassified. Upon such surrender, all distributions not paid because of this provision shall be paid without interest.

ARTICLE V
PREFERRED SHARES

5.1           Series A Preferred Shares.  There are hereby designated Four Hundred Million (400,000,000) Series A Preferred Shares, no par value (the "Series A Preferred Shares").  The Series A Preferred Shares shall have the following preferences, limitations and relative rights:

(a)           Relationship to Common Shares.  For each Common Share issued (except upon conversion of the Series B Convertible Preferred Shares into Common Shares pursuant to Section 5.2(e)), each recipient will, in addition, receive one of the Series A Preferred Shares.  No additional amount is due for each Series A Preferred Share that accompanies each Common Share.  If the Corporation shall (i) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (ii) combine its outstanding Common Shares into a smaller number of shares, the Series A Preferred Shares will be adjusted accordingly so that the ratio of Common Shares to Series A Preferred Shares will always remain one to one so long as the Series A Preferred Shares remain outstanding.  A Series A Preferred Share shall not be separately tradable from each Common Share to which it relates.

(b)           Liquidation.  In the event of liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series A Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per Series A Preferred Share as reduced by the amount of any Special Dividend, as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like, and no more, before any distribution or payment shall be made to the holders of any other shares of the Corporation.  The balance of such assets, if any, shall be paid to the holders of the shares of the Corporation ranking junior to the Series A Preferred Shares as to rights in liquidation, according to their respective rights.

In the event the Corporation declares and pays one or more Special Dividends, the liquidation payment of $11.00 per Series A Preferred Share shall be reduced by the aggregate amount of such Special Dividends.  For the purposes set forth in the preceding language of this Section 5.1(b), neither the consolidation of the Corporation with, nor the merger of the Corporation into, any other corporation, nor the lease of all, or substantially all, of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation.  If the net assets of the Corporation are insufficient to pay to the holders of the Series A Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series A Preferred Shares.

(c)           Distributions.  Other than the distribution to the holders of the Series A Preferred Shares pursuant to Section 5.1(b), the holders of the Series A Preferred Shares shall have no other distribution rights associated with such shares.

(d)           Voting Rights.

(i)            Except for the voting rights expressly conferred by this Section 5.1(d), and except to the extent provided by law, the holders of the outstanding Series A Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

(ii)           The affirmative vote of the holders of more than two-thirds of the outstanding Series A Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series A Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Preferred Shares as to rights in liquidation.

(iii)          Whenever the holders of Series A Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.1(d), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.

(iv)          Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.1(d), the only vote of the Series A Preferred Shares required to approve any matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series A Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.

(e)           Conversion.  The Series A Preferred Shares shall have no conversion rights.

(f)            Termination.  The Series A Preferred Shares shall terminate and have no liquidation preference or any other rights (and no further Series A Preferred Shares shall be issued) (i) upon the conversion of all the Series B Convertible Preferred Shares into Common Shares in accordance with Section 5.2(e) or (ii) in the event the Corporation pays one or more Special Dividends in an aggregate amount which causes the liquidation payment of a Series A Preferred Share to be zero in accordance with Section 5.1(b).

5.2           Series B Convertible Preferred Shares.  There are hereby designated Four Hundred Eighty Thousand (480,000) Series B Convertible Preferred Shares, no par value (the

"Series B Convertible Preferred Shares").  The Series B Convertible Preferred Shares shall have the following preferences, limitations and relative rights:

(a)           Dividends.

(i)            The holders of the outstanding Series B Convertible Preferred Shares shall not be entitled to receive dividends on such Series B Convertible Preferred Shares.

(b)           Voting Rights.

(i)            Except for the voting rights expressly conferred by this Section 5.2(b), and except to the extent provided by law, the holders of the outstanding Series B Convertible Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

(ii)           The affirmative vote of the holders of more than two-thirds of the outstanding Series B Convertible Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series B Convertible Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Convertible Preferred Shares as to rights in liquidation.

(iii)          Whenever the holders of Series B Convertible Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.2(b), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.

(iv)          Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.2(b), the only vote of the Series B Convertible Preferred Shares required to approve any matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series B Convertible Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.

(c)           Redemption.  The Corporation may not redeem all or any portion of the outstanding Series B Convertible Preferred Shares.

(d)           Liquidation.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, subject to the rights of the holders of the Series A Preferred

Shares, the holders of the outstanding Series B Convertible Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per number of Common Shares each Series B Convertible Preferred Share would be convertible into according to the formula contained in Section 5.2(e)(i) (as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like), and no more, before any distribution or payment shall be made to the holders of any shares of the Corporation ranking junior to the Series B Convertible Preferred Shares.  For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the lease of all, or substantially all, of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation.  The cash payment conferred by this Section 5.2(d) to the holders of the Series B Convertible Shares will be made only to the extent the Series B Convertible Preferred Shares have not been previously converted.  If the net assets of the Corporation are insufficient to pay to the holders of the Series B Convertible Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series B Convertible Preferred Shares and the holders of other preferred shares, if any, ranking on a parity with the Series B Convertible Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled.  After the payment of (i) the full liquidation preference of the Series A Preferred Shares set forth in Section 5.1(b) above and (ii) the full liquidation preference of the Series B Convertible Preferred Shares set forth in this section 5.2(d), the remaining net assets of the Corporation, if any, shall be distributed ratably to the holders of Common Shares and Series B Convertible Preferred Shares on an as-if-converted to Common Shares basis.

(e)           Conversion.

(i)            Each holder of outstanding Series B Convertible Preferred Shares shall have the right to convert any of such shares into Common Shares of the Corporation upon and for 180 days following the occurrence of either of the following events (each a “Triggering Event”): (x) the sale or transfer of substantially all of the Corporation's assets, shares or business, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the affairs of the Corporation, (y) the termination or expiration without renewal of the Advisory Agreement with the Advisor, or if the Corporation ceases to use the Property Broker to provide property acquisition and disposition services, or (z) the listing of the Common Shares on a national exchange or quotation system or in any established market.

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Upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the public offering or offerings of the Corporation's Common Shares made by a Prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$ 50 million	0.46160
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$1 billion	12.11423
$1.1 billion	13.31991
$1.2 billion	14.52559
$1.3 billion	15.73128
$1.4 billion	16.93696
$1.5 billion	18.14264
$1.6 billion	19.34832
$1.7 billion	20.55400
$1.8 billion	21.75968
$1.9 billion	22.96537
$2 billion	24.17104

In the event that after raising gross proceeds of $2 billion in the public offering or offerings of the Corporation’s Common Shares by a Prospectus, the Corporation engages in additional public offerings or offering of the Corporation’s Common Shares made by a Prospectus, then upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into an additional number of Common Shares based upon the gross proceeds raised through the date of conversion (the “Additional Gross Proceeds”) in that additional public offering or offerings according to the following formula:

(X/100 million) x 1.20568, where X is the Additional Gross Proceeds rounded down to the nearest 100 million.

(ii)           Each holder of outstanding Series B Convertible Preferred Shares may exercise the conversion right provided in paragraph (e)(i) above as to all or any portion of the shares he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation or at such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if so required), or if such shares are not evidenced by a certificate or certificates, a written notice of election, accompanied in either such case by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the Common Shares are to be issued.  Conversion shall be deemed to have been effected on the date (the "Conversion Date") when such delivery is made.  As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of Common Shares to which he is entitled (or shall cause such Common Shares to be duly issued as required herein, if the Common Shares are uncertificated).  The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Ratio shall be that in effect on the Conversion Date.  The Corporation may issue fractional Common Shares upon conversion of Series B Convertible Preferred Shares.

(iii)          The issuance of Common Shares on conversion of outstanding Series B Convertible Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Convertible Preferred Shares converted, and the Corporation shall not be required to issue or deliver any certificate for Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(iv)          The term "Fair Market Value" of one Common Share, as used in this Section 5.2(e) shall, if the Common Shares are traded in the over-the-counter market, be deemed to be the mean between the bid and asked prices on the date the value is required to be determined, as reported by NASDAQ or any similar service, and if the Common Shares are listed and traded on a national stock exchange, be deemed to be the closing price of the Common Shares for such day derived from the New York Stock Exchange Composite Tape or any similar service; provided, however, that if the Common Shares are not traded on that date, then the Fair Market Value shall be determined, in the manner set forth above, on the most recent preceding business day on which the Common Shares were traded; provided further, however, that if the Fair Market Value of the Common Shares cannot be determined in accordance with the foregoing provisions (for example, if the Common Shares are not traded), the Fair Market Value of the Common Shares shall be determined in good faith by the Corporation's Board of Directors.  The term "Conversion Ratio," as used herein, shall mean, as of any date, the number of Common Shares into which each Series B Convertible Preferred Share is convertible on that date.  The initial Conversion Ratio shall be as set forth in Section 5.2(e)(i), but shall be adjusted as described below.

(v)           The Conversion Ratio shall be subject to the following adjustments:

(A)        If the Corporation shall (y) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (z) combine its outstanding Common Shares into a smaller number of shares, the Conversion Ratio shall be adjusted so that the holder of any Series B Convertible Preferred Shares surrendered for conversion after such event shall be entitled to receive the same aggregate number of Common Shares that he would have been entitled to receive had such shares been converted immediately prior to any such event and such event had then occurred.

(B)         If the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share which is less than the Current Market Value per share (as hereinafter defined) on the record date mentioned below, the Conversion Ratio shall be adjusted to an amount determined by multiplying the Conversion Ratio in effect immediately prior to the issuance of such rights, warrants or options by a fraction, (y) the numerator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of additional Common Shares offered for subscription pursuant to such rights, warrants or options and (z) the denominator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of Common Shares which the aggregate exercise price of all such rights, warrants or options would purchase at such Current Market Value.  Such adjustment shall be retroactively effective to the time immediately after the record date for the determination of the shareholders entitled to receive such rights, warrants or options.  For the purposes of this Section 5.2(e)(v), the "Current Market Value" per Common Share on any date shall be deemed to be the average of the Fair Market Value of one Common Share (as defined in Section 5.2(e)(iv)) on each of the 20 consecutive trading days commencing 40 trading days before such date (a trading day being a day on which securities are traded in the over-the-counter market or, if the Common Shares are then listed on any national stock exchange, on such exchange), and if the Common Shares are not then traded, the Fair Market Value of one Common Share (as determined under Section 5.2(e)(iv)) as of the date in question.

(C)         If the Corporation shall make a distribution to all holders of its Common Shares of evidences of its indebtedness or assets (excluding dividends paid in cash out of funds available for dividends in accordance with applicable law), or rights, warrants or options to subscribe for or purchase securities of the Corporation (other than those referred to in subparagraph (B) of this Section 5.2(e)(v)), the Conversion Ratio immediately prior to such distribution shall be adjusted to an amount determined by multiplying such Conversion Ratio by a fraction, (y) the numerator of which shall be the Current Market Value of one Common Share (as defined in subparagraph (B) of this Section 5.2(e)(v)), and (z) the denominator of which shall be the Current Market Value of one Common Share on the next full business day after the record date fixed for the determination of the shareholders entitled to such distribution less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness, assets, or the rights, warrants or options, distributed which is applicable to one Common Share.  Such adjustment shall be retroactively effective to a time immediately after such record date.

(vi)          Notwithstanding any of the foregoing provisions of this Section 5.2(e), no adjustment of the Conversion Ratio shall be made (i) if the Corporation shall issue Common Shares or rights, warrants or options to purchase Common Shares pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or directors of the Corporation or its Subsidiaries adopted or approved as required by law at any time or, (ii) in respect of any right granted by the Corporation to all holders of its Common Shares to purchase Common Shares at a discount from their Current Market Value by the reinvestment of dividends paid on its Common Shares.

(vii)         If any Series B Convertible Preferred Shares are converted into Common Shares after the record date for the occurrence of any of the events described in subparagraphs (A), (B) or (C) of Section 5.2(e)(v) but before the occurrence of such event, the Corporation may defer, until the occurrence of such event, issuing to the holder of Series B Convertible Preferred Shares so converted the Common Shares which he is entitled to receive because of the adjustments required pursuant to any such subparagraph.

(viii)        Whenever there is a required adjustment to the Conversion Ratio, such adjustment shall be made to the Conversion Ratio applicable to each step in the formula set forth in Section 5.2(e)(i) so that the adjustment given effect at the time of conversion is applied to the Conversion Ratio applicable to the amount of gross proceeds raised through the date of conversion.  Anything in this Section 5.2(e) to the contrary notwithstanding, no adjustment to the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 0.00001 in such ratio; provided, however, that any adjustments which by reason of this Section 5.2(e) are not required to be made shall be carried forward and taken into account in making subsequent adjustments.  All calculations under this Section 5.2(e) shall be made to the nearest 0.000001.

(ix)           Whenever the Conversion Ratio is adjusted pursuant to this Section 5.2(e), the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent, if any, for the Series B Convertible Preferred Shares, a statement, signed by the Chairman or President of the Corporation showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Ratio, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of outstanding Series B Convertible Preferred Shares stating that such adjustment has been made and setting forth the adjusted Conversion Ratio.

(x)            In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization, the Corporation or the successor or purchasing business entity shall provide (i) that the holder of each Series B Convertible Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation or merger by a holder of the number of Common Shares of the Corporation into which such Series B Convertible Preferred Shares might have been converted, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 5.2(e).  The provisions of this paragraph (x) of this Section 5.2(e) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

(xi)           Common Shares issued on conversion of Series B Convertible Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation.  The Corporation shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Series B Convertible Preferred Shares, such number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series B Convertible Preferred Shares.

(xii)          Series B Convertible Preferred Shares converted as provided herein shall not again become available for issuance.

ARTICLE VI
LIMIT ON LIABILITY AND INDEMNIFICATION

6.1           Limit on Liability.  In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders.

6.2           Mandatory Indemnification.  The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual is or was a director or officer of the Corporation or of any legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that the directors of the Corporation (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of the Corporation, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law.  Before any indemnification is paid, a determination shall be made that indemnification is permissible in the circumstances because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above.  Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible, provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person.  Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any person named above upon receipt of an undertaking from him to repay the same if it is ultimately determined that such individual is not entitled to indemnification.  The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 6.2.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of the Common Shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

6.3           Miscellaneous.  The rights of each person or entity entitled to indemnification under this Article shall inure to the benefit of such person's or entity's heirs, executors, administrators, successors or assigns.  Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others.  However, no person or entity shall be entitled to indemnification by the Corporation to the extent such person or entity is indemnified by another, including an insurer.

6.4           Amendments.  No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person or entity arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE VII
BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed in the bylaws.  The number of directors shall be divided into three groups with each group containing one third of the total, as nearly equal in number as possible.  The terms of the directors in the first group shall expire at the first annual meeting of shareholders.  The terms of the directors in the second group shall expire at the second annual meeting of shareholders and the terms of directors in the third group shall expire at the third annual meeting of shareholders.  At each annual meeting of shareholders, one group of directors shall be elected for a term of three years to succeed those whose terms expire.

ARTICLE VIII
AMENDMENT OF ARTICLES

SHAREHOLDER VOTE ON CERTAIN MATTERS

8.1           Amendment of Articles.  Except as may be otherwise required by law or these Articles with respect to any outstanding series of Preferred Shares, these Articles (other than Article VII) may be amended at any time, and from time to time, upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation.  Article VII of these Articles may be amended at any time, and from time to time, upon the vote of the holders of more than two-thirds of the issued and outstanding Common Shares of the Corporation.

8.2           Votes on Certain Matters.  The Corporation's shareholders, by vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon as a separate voting group, may vote to approve a plan of merger, share exchange or dissolution, or to sell, lease, exchange, or otherwise dispose of all, or substantially all, of the Corporation's property otherwise than in the usual and regular course of business.

8.3           Amendment of Bylaws.  From and after the effectiveness of the initial listing of Common Shares on a national securities exchange, the Bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any time, and from time to time, (i) by the Board of Directors or (ii) upon the vote of the holders of a majority of the issued and outstanding

Common Shares of the Corporation, and the shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.

ARTICLE IX
DEFINITIONS AND INTERPRETATIONS

9.1           Definitions.  As used in these Articles, unless the context otherwise requires, the following terms shall have the following meanings:

"Advisor" means the company with which the Corporation first enters into an advisory agreement (and any successor in interest to such company, which is an affiliate of such company).

"Advisory Agreement" means the Advisory Agreement between the Corporation and the Advisor, as it may be in effect from time to time.

"Property Broker" means the company with which the Corporation first enters into a property acquisition/disposition agreement (and any successor in interest to such company, which is an affiliate of such company).

"Prospectus" means the final version of the prospectus of the Corporation in connection with the registration of the Corporation's Common Shares under one or more registration statements filed with the United States Securities and Exchange Commission on Form S-11 or Form S-3, as amended and supplemented, or any successor or similar forms.

"Special Dividend" means any dividend payable to the holders of the Corporation’s Common Shares which the Board of Directors in its sole discretion (i) finds to be other than an ordinary dividend and (ii) declares by resolution to be a Special Dividend.

"Subsidiary" means any corporation a majority of the outstanding voting shares of which is owned, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

9.2           Interpretations.  For the purpose of these Articles, the shares of any class of the Corporation shall be deemed to rank as follows:

(a)           senior to a series of preferred shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of  that series of preferred shares;

(b)           on a parity with a series of preferred shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of that series of preferred shares, if the holders of such shares shall be entitled to the same rights of that series of preferred shares as to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

(c)            junior to a series of preferred shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the series of preferred shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

ARTICLE X
RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

10.1         Definitions.  For the purpose of this Article X, the following terms shall have the following meanings:

“Beneficial Ownership” The term “Beneficial Ownership” shall mean ownership of Shares (as defined below) by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day”  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary”  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 10.3.(g), provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

“Charitable Trust” The term “Charitable Trust” shall mean any trust provided for in Section 10.2.(b)(i) and Section 10.3.

“Charitable Trustee” The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

“Common Share Ownership Limit”  The term “Common Share Ownership Limit” shall mean not more than 9.8% (or such lower amount designated by the Board of Directors pursuant to Section 10.2.(j)) (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

“Constructive Ownership”  The term “Constructive Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by

Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Initial Date” The term “Initial Date” shall mean the date of the consummation of the initial public offering of the Corporation (but only, with respect to such date, from and after such consummation).

“Market Price” The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Shares are not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

“Non-Transfer Event” The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

“NYSE” The term “NYSE” shall mean the New York Stock Exchange.

“Person”  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Preferred Share Ownership Limit”  The term “Preferred Share Ownership Limit” shall mean, with respect to any class or series of Preferred Shares, not more than 9.8% (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of such class or series of Preferred Shares.

“Prohibited Owner” The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 10.2., would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

“Shares” The term “Shares” shall mean all shares of capital stock that the Corporation is authorized to issue under these Articles.

“Transfer”  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

10.2         Share Ownership Limitations.

(a)            Basic Restrictions.

(i)             No Person shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Common Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Common Shares in excess of such modified Common Share Ownership Limit.

(ii)            No Person shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Preferred Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Preferred Shares in excess of such modified Preferred Share Ownership Limit.

(iii)           No Person shall Beneficially Own or Constructively Own Shares to the extent that:

(1)           such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2)           such Beneficial Ownership or Constructive Ownership of Shares would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board of Directors, could) cause the Corporation to fail to satisfy any of such gross income requirements; or

(3)           such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation otherwise failing to qualify as a REIT.

(iv)           No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code).  Subject to Section 10.4 and notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)           Transfer in Trust.

(i)             If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 10.2(a)(i), (ii), or (iii), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 10.2(a)(i), (ii), or (iii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 10.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares.

(ii)            If the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 10.2(a)(i), (ii) or (iii), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 10.2(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii)           In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 10.2.(b) and Section 10.3 hereof, Shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except as provided in Section 10.2.(g)) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv)           To the extent that, upon a transfer of Shares pursuant to this Section 10.2.(b), a violation of any provision of Section 10.2.(a) would nonetheless be continuing (as, for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Shares shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 10.2.(a) hereof.

(c)           Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 10.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 10.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 10.2(a) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(d)           Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 10.2.(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 10.2.(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

(e)           Holders Required To Provide Information.

(i)             Every holder of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a holder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the holder of record is nominee.  Each holder shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Share Ownership Limit or the Preferred Share Ownership Limit.

(ii)            Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the holder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Share Ownership Limit and the Preferred Share Ownership Limit.

(f)            Remedies Not Limited. Subject to 10.4 of these Articles, nothing contained in this Section 10.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its holders in preserving the Corporation’s status as a REIT.

(g)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 10.2, Section 10.3 or any definition contained in Section 10.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 10.2 or Section 10.3 with respect to any situation based on the facts known to it.  If Section 10.2 or 10.3 requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 10.1, 10.2 or 10.3.

(h)           Exemptions.

(i)             Subject to Section 10.2.(a)(iii), the Board of Directors may exempt, prospectively or retroactively, a Person from the Common Share Ownership Limit or the Preferred Share Ownership Limit for purposes of the application of Section 10.2.(a)(i) or (ii), as applicable, if:

(1)           the Board of Directors determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board of Directors and/or other information submitted by such Person to the Board of Directors, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(2)           such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Common Shares in excess of the Common Share Ownership Limit or, Preferred Shares in excess of the Preferred Share Ownership Limit by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i);

(3)           such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that clauses (2) and (3) of subparagraph (a)(iii) of this Section 10.2. will not be violated by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i); and

(4)           such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its reasonable discretion, require to ensure that the conditions in clauses (1), (2) and (3) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to any exemption thereto granted under this subparagraph (h), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in this Section 10.2 (including, without limitation, Section 10.2.(f) with respect to Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (h)(i).

(ii)            Prior to granting any exemption pursuant to subparagraph (h)(i), the Board of Directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)           Subject to Section 10.2.(a)(iii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares, if any) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Common Share Ownership Limit or the Preferred Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(i)            Increase in Common Share Ownership Limit or the Preferred Share Ownership Limit.

(i)             Subject to the limitations provided in Section 10.2.(a)(iii) and this Section 10.2.(i), the Board of Directors may, in its sole and absolute discretion, from time to time increase the Common Share Ownership Limit or the Preferred Share Ownership Limit for any one or more Persons; provided, however, that:

(1)           The Common Share Ownership Limit or the Preferred Share Ownership Limit may not be increased if, after giving effect to such change, either (x) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares (determined taking into account any reduction in the Common Share Ownership Limit or the Preferred Share Ownership Limit for other Persons being made contemporaneously pursuant to Section 10.2.(j)), or (y) either clause (2) or clause (3) of subparagraph (a)(iii) of Section 10.2.could be violated by any Person for whom the Common Share Ownership Limit or the Preferred Share Ownership Limit is increased by reason of such Person’s ownership of Common Shares in accordance with the increased Common Share Ownership Limit or ownership of Preferred Shares in accordance with the increased Preferred Share Ownership Limit.

(2)           Prior to the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to this Section 10.2.(i), the Board of Directors, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit were to be made.

(j)            Decrease in Common Share Ownership Limit or the Preferred Share Ownership Limit.  The Board of Directors may from time to time decrease the Common Share Ownership Limit or the Preferred Share Ownership Limit for some or all Persons (including in connection with an increase of the Common Share Ownership Limit or the Preferred Share Ownership Limit

pursuant to Section 10.2.(i) for some Persons); provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares or Preferred Shares, as the case may be, is in excess of the decreased Ownership Limit until such time as such Person’s percentage ownership of Common Shares or Preferred Shares, as the case may be, equals or falls below the decreased Ownership Limit, but any further acquisition of Common Shares or Preferred Shares, as the case may be, in excess of such percentage ownership of Common Shares or Preferred Shares, as the case may be, as decreased, will be in violation of the Ownership Limits.

(k)           Legend.  Each certificate for Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Corporation of such class or series; (iii) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements; and (v) no Person may Transfer Shares of the Corporation if such Transfer would result in Shares of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially

Own or Constructively Own Shares of the Corporation which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Corporation in excess or in violation of the above limitations must immediately notify the Corporation.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Corporation represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a holder on request and without charge.

10.3         Transfer of Shares in Trust.

(a)           Ownership in Trust.  Upon any purported Transfer or other event described in Section 10.2.(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 10.2.(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.3.(g).

(b)           Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Corporation.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

(c)           Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Virginia law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article X, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other holder records for purposes of preparing lists of holders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders.

(d)           Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 10.3.(e).

(e)           Sale of Shares by Charitable Trustee.  Within twenty (20) days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 10.2.(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such Shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.3.(e).  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.3.(e), such excess shall be paid to the Charitable Trustee by the Prohibited Owner upon demand.  The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

(f)            Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  If the Corporation, or its designee, accepts such offer, the Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X and, if the Corporation, or its designee, elects to do so, the Corporation shall pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 10.3.(e).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary, each as provided in Section 10.3.(e).

(g)           Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 10.2.(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

10.4          NYSE Transactions.  Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

10.5          Enforcement.  The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

10.6          Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.